EXHIBIT 4.1

FOURTH SUPPLEMENTAL INDENTURE

FROM

PUGET SOUND ENERGY, INC.

TO

U.S. BANK NATIONAL ASSOCIATION

TRUSTEE

DATED AS OF May 1, 2003

SUPPLEMENTAL TO INDENTURE

DATED AS OF DECEMBER 1, 1997

This FOURTH SUPPLEMENTAL INDENTURE is made as of the 1st day of May, by PUGET SOUND ENERGY, INC., a corporation duly organized and existing under the laws of the State of Washington (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (successor to STATE STREET BANK AND TRUST COMPANY, the “Prior Trustee”), a national banking association, as trustee (the “Trustee”).

WITNESSETH: that

WHEREAS, the Company has heretofore executed and delivered its Indenture (hereinafter referred to as the “Indenture”), made as of December 1, 1997; and

WHEREAS, Section 2.05 of the Indenture provides that Notes shall be issued in series and that a Company Order shall specify the terms of each issue of Notes; and

WHEREAS, Section 13.01 of the Indenture provides that the Company and the Trustee may enter into indentures supplemental thereto for the purposes, among others, of establishing the form of Notes or establishing or reflecting any terms of any Note and adding to the covenants of the Company; and

WHEREAS, the Company has executed and delivered to the Prior Trustee a First Supplemental Indenture, dated as of December 1, 1997, providing for the creation of a series of Notes designated “Senior Medium-Term Notes, Series A”; a Second Supplemental Indenture, dated as of March 1, 1999, providing for the creation of a series of Notes designated “Senior Medium-Term Notes, Series B” and; a Third Supplemental Indenture, dated as of October 1, 2000, providing for the creation of a series of Notes designated “Senior Medium-Term Notes, Series C”; and

WHEREAS, as of the date of this Supplemental Indenture, the Company has issued the following series of Notes pursuant to its Indenture, as supplemented, all of which remain outstanding:

Principal Amount of Notes	Series

Three Hundred Million Dollars ($300,000,000)	Senior Medium-Term Notes, Senior A due December 1, 2027

Two Hundred Million Dollars ($200,000,000)	Senior Medium-Term Notes, Series A due June 15, 2018

One Hundred Million Dollars ($100,000,000)	Senior Medium-Term Notes, Series B due March 9, 2029

One Hundred Fifty Million Dollars ($150,000,000)	Senior Medium-Term Notes, Series B due March 9, 2009

Two Hundred Twenty-Five Million Dollars ($225,000,000)	Senior Medium-Term Notes, Series B due February 22, 2010

Twenty-Five Million Dollars ($25,000,000)	Senior Medium-Term Notes, Series B due September 8, 2008

Two Hundred Sixty Million Dollars ($260,000,000)	Senior Medium-Term Notes, Series C, due February 1, 2011

Forty Million Dollars ($40,000,000)	Senior Medium-Term Notes, Series C due January 16, 2004

One Hundred Thirty-Eight Million Four Hundred Sixty Thousand Dollars ($138,460,000)	5% Senior Medium-Term Notes, Series C due March 1, 2031

Twenty-Three Million Four Hundred Thousand Dollars ($23,400,000)	5.10% Senior Medium-Term Notes, Series C due March 1, 2031

WHEREAS, the Company desires to establish a series of Notes to be designated “Senior Notes” (hereinafter sometimes referred to as the “Senior Notes”); and

WHEREAS, the execution and delivery of this Fourth Supplemental Indenture (herein, this “Supplemental Indenture”) have been duly authorized by a resolution adopted by the Board of Directors of the Company;

NOW, THEREFORE, this Supplemental Indenture

WITNESSETH, that, in order to set forth the terms and conditions upon which the Senior Notes are, and are to be, authenticated, issued and delivered, and in consideration of the sum of one dollar duly paid to it by the Trustee at the execution of this Supplemental Indenture, the receipt whereof is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Senior Notes as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS

Section 1.1

This Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2

For all purposes of this Supplemental Indenture:

(a)  Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture;

(b)  All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

(c)  The terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder,” and “herewith” refer to this Supplemental Indenture.

ARTICLE TWO

SENIOR NOTES

There shall be hereby established a series of Notes, known as and entitled “Senior Notes.” The aggregate principal amount of the Senior Notes shall not be limited and shall be initially authenticated and delivered from time to time upon delivery to the Trustee of the documents required by Section 2.05 of the Indenture, including, among other things, a Company Order specifying the following with respect to each issue of the Senior Notes: (i) any limitations on the aggregate principal amount of such issue of Senior Notes, (ii) the Original Issue Date or Dates for such issue of Senior Notes, (iii) the stated maturity of such issue of Senior Notes (provided that no Senior Note shall mature on a date less than nine months from its Original Issue Date), (iv) the interest rate or rates, or method of calculation of such rate or rates, for such issue of Senior Notes, (v) the terms, if any, regarding the optional or mandatory redemption of such issue of Senior Notes, including the redemption date or dates, if any, and the price or prices applicable to such redemption (including any premium), (vi) whether or not such issue of Senior Notes shall be entitled to the benefit of any sinking fund, and the terms, if any, of such sinking fund, (vii) whether or not such issue of Senior Notes shall be issued in whole or in part in the form of a Global Note and, if so, the Depository for such Global Note, (viii) the designation of such issue of Senior Notes, (ix) if the form of such issue of Senior Notes is not as described in Exhibit A, Exhibit B, Exhibit C or Exhibit D to the Indenture, the form of such Senior Notes, (x) the maximum annual interest rate, if any, of the Senior Notes permitted for such issue, (xi) any other information necessary to complete the Senior Notes of such issue, (xii) if prior to the Substitution Date, the designation of the related issue of Pledged First Mortgage Bonds being delivered to the Trustee in connection with the issuance of such Senior Notes, (xiii) if on or after the Substitution Date, the designation of the related issue of Pledged Substituted Mortgage Bonds, if any, (xiv) the establishment of any office or agency pursuant to Section 6.02 of the Indenture and (xv) any other terms of such series not inconsistent with the Indenture or this Supplemental Indenture.

ARTICLE THREE

MISCELLANEOUS

Section 3.1

The Trustee has accepted the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect of any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company by corporate action or otherwise, and (c) the due execution hereof by the Company.

Section 3.2

This Supplemental Indenture shall be construed in connection with and as a part of the Indenture.

Section 3.3

(a) If any provision of this Supplemental Indenture conflicts with another provision of the Indenture required to be included in indentures qualified under the Trust Indenture Act of 1939 (as enacted prior to the date of this Supplemental Indenture) by any of the provisions of Section 310 to 317, inclusive, of said act, such required provision shall control.

(b) In case any one or more of the provisions contained in this Supplemental Indenture or in the Senior Notes issued hereunder should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

Section 3.4

Whenever in this Supplemental Indenture either of the parties hereto is named or referred to, this shall be deemed to include the successors or assigns of such party, and all the covenants and agreements contained in this Supplemental Indenture by or on behalf of the Company or by or on behalf of the Trustee shall bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

Section 3.5

(a) This Supplemental Indenture may be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

(b) The descriptive headings of the several Articles of this Supplemental Indenture were formulated, used and inserted in this Supplemental Indenture for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, PUGET SOUND ENERGY, INC. has caused this Supplemental Indenture to be signed by its President, a Vice President or its Treasurer or Assistant Treasurer, and attested by its Secretary or an Assistant Secretary and U.S. BANK NATIONAL ASSOCIATION, has caused this Supplemental Indenture to be signed by its President or a Vice President, and attested by an Assistant Vice President, as of May 1, 2003.

PUGET SOUND ENERGY, INC.

By:	/s/ DONALD E. GAINES
Donald E. Gaines Vice President Finance and Treasurer

ATTEST:

/s/ JAMES W. ELDREDGE
James W. Eldredge Corporate Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ WARD A. SPOONER
Ward A. Spooner Authorized Officer

ATTEST:

/s/ ANGELITA PENA
Authorized Officer